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TRANSLATION FROM FRENCH FOR INFORMATION ONLY


                                                                     EXHIBIT 2.2


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                    AMENDMENT TO THE SHARE PURCHASE AGREEMENT

             MADE 3 DECEMBER 2001 AMONG THE PERSONS INDICATED BELOW

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AMONG THE UNDERSIGNED:

Monsieur Francois Lafon, an individual born in Paris, on 7 October 1944, residing at 41, avenue Foch - 75116 Paris, France,

Ms. Andree Carpentier, widow (VEUVE) of Mr. Louis Lafon, an individual born in Hanoi (Vietnam), on 15 April 1918, residing at 5, rue de l'Alboni - 75016 Paris, thereunto duly represented by Mr. Francois Lafon,

                                       Hereinafter together called the "Sellers"

                                                                ON THE ONE HAND,

AND:

Cephalon France Holdings, a simplified stock corporation (SOCIETE PAR ACTIONS SIMPLIFIEE) whose registration number with the Registry of Commerce and Companies (REGISTRE DU COMMERCE ET DES SOCIETES) is in the process of being obtained and the registered office of which is located at 37, rue des Mathurins
- 75008 Paris, herein represented by Mr. Jonathan Schur, thereunto duly authorized by a power-of-attorney given by Mr. Martyn Greenacre, acting in his capacity as President, himself thereunto duly authorized,

                                  Hereinafter called "Cephalon France Holdings",

                                                              ON THE OTHER HAND,


                                      Hereinafter together called the "Parties".

RECITALS:

A. Under a Share Purchase Agreement signed on 3 December 2001 by the Sellers and Cephalon, Inc., an American corporation registered in Delaware, the principal place of business of which is located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, United States (hereinafter called "Cephalon, Inc."), (hereinafter called the "Agreement"), the Sellers agreed to sell to Cephalon, Inc., which agreed to acquire under the terms and conditions of the Agreement, all of the shares of Financiere Lafon, a French corporation (SOCIETE ANONYME) with registered capital of forty thousand Euros (Euro 40,000), having its registered office located at 12, rue Clement Marot - 75008 Paris, registered with the Registry of Commerce and Companies (REGISTRE DU

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     COMMERCE ET DES SOCIETES) of Paris under number 340 102 391, and at least
     2,556 shares of Organisation de Synthese Mondiale Orsymonde, a French corporation (SOCIETE ANONYME) with registered capital of one million eight hundred thirty-six thousand Euros (Euro 1,836,000), having its registered office located at 12, rue Clement Marot - 75008 Paris, registered with the Registry of Commerce and Companies (REGISTRE DU COMMERCE ET DES SOCIETES) of Paris under number 582 079 711, such sale to occur on the Closing Date (as defined in Article 4 of the Agreement).

B. Capitalized terms used herein and which are not otherwise defined herein shall have the definitions assigned to them in the Agreement.

C. Under Article 7(c) of the Agreement, Cephalon, Inc., exercised its right of substitution set forth in such Article, which, among other things, resulted in the substitution of Cephalon France Holdings under the terms and conditions of the Agreement.

D. The Parties wish, simultaneously with the Closing, to enter into an amendment to the Agreement to specify certain of their obligations as set forth in the Agreement. Such amendment is set forth herein.


NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:


1.   ASSETS TO BE SOLD OR ACQUIRED BY THE COMPANIES

(a) As set forth in the Agreement, Mr. Francois Lafon acquired from Orsymonde and Laboratoire L. Lafon, following signature of the Agreement, the personal property listed in Exhibit 5(b) to the Agreement for the prices set forth in such Exhibit.

     Mr. Francois Lafon also acquired from Orsymonde and Laboratoire L. Lafon, following signature of the Agreement and with the consent of Cephalon France Holdings, the assets set forth in Exhibit 1(a) hereto, at the prices set forth in such Exhibit.

(b) As Mr. Francois Lafon has expressed the desire to acquire from Orsymonde an eighteenth century Aubusson tapestry called "JEU DE COLLIN MAILLART", owned by such company, Cephalon France Holdings agrees that Orsymonde will sell such asset as soon as possible to Mr. Francois Lafon. For such purpose, Mr. Francois Lafon and Orsymonde will negotiate to agree in good faith on the price for which such tapestry will be sold, which will be on the basis of the valuation made by a third party chosen by Mr. Francois Lafon and Orsymonde, or such other price as may be agreed by the parties involved.

(c) It is hereby specified that, as set forth in the terms and conditions of the Agreement, the real estate assets described in Exhibit 5(b) of the Agreement I.E.:

     - an apartment located in the building known as "Ours Blanc", Le Belvedere, Meribel les Allues, belonging to SCI Martigny;




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     -    a lot and the rights relating thereto, formerly covered by a building lease made between Laboratoire L. Lafon and Mr. Louis Lafon on 14 May 1978, located in Marseillan, belonging to Ms. Andree Lafon,

     have become the subject of purchase and sale undertaking agreements, as follows:

     (i) a purchase undertaking agreement (UNE PROMESSE D'ACHAT) made between Mr. Francois Lafon and SCI Martigny under which Mr. Francois Lafon has agreed to acquire from SCI Martigny for a price of 8,000,000 French Francs, the building described hereinabove located in Meribel les Allues;

     (ii) a sale undertaking agreement (UNE PROMESSE DE VENTE) made between Ms. Andree Lafon and Laboratoire L. Lafon under which Ms. Andree Lafon has agreed to sell to Laboratoire L. Lafon for a price of 3,250,000 French Francs the lot described hereinabove located in Marseillan and the rights relating thereto.

     Cephalon France Holdings shall cause Laboratoire L. Lafon and SCI Martigny promptly to execute before a notary the purchase and sale deeds contemplated by the undertaking agreements hereinabove described.

     Until the date of such execution, Ms. Andree Lafon agrees that Laboratoire
     L. Lafon shall have the right to continue using the building located in Marseillan, and Cephalon France Holdings agrees that Mr. Francois Lafon may continue to use, on a personal basis, the building located in Meribel les Allues.

2. INDIVIDUAL RETAINING A BUSINESS RELATIONSHIP WITH MR. FRANCOIS LAFON AFTER SIGNATURE HEREOF

     Mr. Fernando de Amorim, presently employed by Orsymonde, shall be added to the list set forth in Exhibit 5(h) of the Agreement.

3. POSSESSION BY MR. FRANCOIS LAFON OF THE OFFICES LOCATED AT 12, RUE CLEMENT MAROT IN PARIS

     Mr. Francois Lafon has advised Cephalon France Holdings of his desire to continue using the offices located at 12, rue Clement Marot - 75008 Paris (hereinafter called the "Offices"), of which Orsymonde and Financiere Lafon have actual possession, respectively, under (i) a commercial lease made on 17 July 2000 between Orsymonde and Ugil S.A. and Saggel Gestion and (ii) a sublease agreement made between Orsymonde and Financiere Lafon on 19 June 2000.

     Cephalon France Holdings has given its consent to the foregoing, provided, however, that it desires that Orsymonde and Financiere Lafon may continue to be located in the Offices and have possession of a portion thereof, during the time required to change their registered office and transfer their employees presently located in the Offices.

     For this purpose, Orsymonde and Mr. Francois Lafon shall promptly negotiate in good faith the legal terms and conditions to transfer to Mr. Francois Lafon (or any other person designated by him) the lease relating to the Offices, or to agree to any other solution allowing Mr. Francois Lafon to use the offices on a personal basis. In any event, the solution agreed shall take into consideration the constraints described above relating to the transfer of Financiere Lafon's and Orsymonde's registered offices and their employees.

     It is understood and agreed that, until the date the lease relating to the Offices is transferred or any other solution agreed by the parties involved is implemented, Mr. Francois Lafon may continue


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     using his office in the Offices on a personal basis, Cephalon France
     Holdings agreeing to cause Orsymonde to enter into all of the agreements required for the foregoing.

4.   ENVIRONMENTAL REPORTS

     As provided by Article 5(g) of the Agreement, Cephalon France Holdings has delivered to the Sellers, on the date hereof, one or more Environmental Reports relating to the matters set forth in clauses (i), (ii), (iv), (v), and (vi) of such Article 5(g), subject to the following:

(a) The Environmental Report relating to the matter described in clause (iii) of Article 5(g) (type of pollution and/or contamination related to coffee business conducted by preceding users at 5 avenue Charles Martigny in Maisons Alfort) shall be delivered by Cephalon France Holdings to the Sellers no later than 31 January 2002.

(b) However, and in the event it should appear, following the date hereof, that the problem described in clause (i) of Article 5(g) of the Agreement (type of pollution and/or contamination by fuel detected in the ground, premises, or facilities located on the site of the offices at 20, rue Charles Martigny in Maisons-Alfort) may have caused a personal injury to one or more of the authorized person(s) working at the offices located at 20, rue Charles Martigny, the Sellers agree that Cephalon France Holdings shall deliver, no later than 31 January 2002 a supplemental Environmental Report relating to the personal injury suffered by such persons

(c) The other provisions of Article 5(g) of the Agreement shall apply MUTATIS MUTANDIS to the Environmental Report described in paragraph (a) hereinabove and to the supplemental Environmental Report described in paragraph (b) hereinabove.

5.   BONUSES AND INDEMNITIES PAID TO MR. MASSARE

     A performance bonus of 1,510,000 French Francs has been paid to Mr. Massare by the Companies with respect to the year 2000 (the "2000 Bonus").

     It is hereby agreed that, pursuant to Article 6.1 of the Agreement, (i) the difference between the 2000 Bonus and the amount of the performance bonus which is to be paid to Mr. Massare for the year 2001, (ii) any dismissal indemnity under the applicable collective bargaining agreement which may be paid by the Companies to Mr. Massare, (iii) any termination settlement indemnity which may be paid by the Companies to Mr. Massare, as well as, more generally, (iv) any bonus, indemnity, or damages which may be paid by the Companies to Mr. Massare, shall be eliminated in preparing the Closing Financial Statements.

6.   PWC OPINIONS

     If PWC is unable to deliver to the Purchaser and the Seller the opinions set forth in Article 4(f) of the Agreement, the Parties agree to complete the Closing without delivery of such opinions, on the condition that Mr. Francois Lafon, in his capacity as the Company's President, deliver to PWC at the Closing confirmation letters relating to the Companies' consolidated accounts as of 30 September 2000 and 2001 and as of 31 December 1998, 1999, and 2000, as provided in the forms dated as of 26 December 2001.



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7.   MISCELLANEOUS

     All other provisions of the Agreement shall remain unchanged.


Made in Paris,

On 28 December 2001,

in three (3) originals




Cephalon France Holdings




/s/ Jonathan Schur                                     /s/ Francois Lafon
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By: Mr. Jonathan Schur                                 Mr. Francois Lafon




                           /s/ Francois Lafon
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                           Ms. Andree Carpentier
                           Widow of Mr. Louis Lafon
                           By:  Mr. Francois Lafon







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